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                                                                  EXHIBIT 10.22

                          CRABTREE CAPITAL CORPORATION
                            1990 STOCK PURCHASE PLAN


         1. PURPOSE OF THE PLAN. The CRABTREE CAPITAL CORPORATION 1990 STOCK PURCHASE PLAN (hereinafter referred to as the "Plan") is intended to provide a means whereby key policy-making employees of CRABTREE CAPITAL CORPORATION (hereinafter referred to as the "Company") and its related corporations may sustain a sense of proprietorship and personal involvement in the continued development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may permit certain employees to acquire shares of the Company (hereinafter referred to as "Shares"), on the terms and conditions established herein. For purposes of the Plan, a corporation shall be deemed a related corporation to CRABTREE CAPITAL CORPORATION if such corporation would be a parent or subsidiary corporation with respect to CRABTREE CAPITAL CORPORATION as defined in Section 425(e) or (f), respectively, of the Internal Revenue Code of 1986 if "35 percent" was substituted for "50 percent" where it appears in Sections 425(e) and (f).

         2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board of Directors of the Company (hereinafter referred to as the "Board"). The Board shall have sole authority from time to time to select the employees from among those eligible to whom Shares shall be sold under the Plan, to establish the number of such Shares which may be sold to each such employee and the time when certificates for such Shares shall be issued, and to prescribe the legend to be affixed to the certificate representing such Shares. The Board is authorized to interpret the Plan and may from time to time adopt such rules, regulations, forms and agreements, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Board in administering the Plan shall be final.

         3. SHARES SUBJECT TO THE PLAN. The aggregate number of Shares which may be acquired by employees under the Plan shall not exceed 125,000 shares. Such Shares may consist of authorized but unissued shares or previously issued shares reacquired by the Company. Any Shares which remain unissued at the termination of the Plan shall cease to be subject to the Plan, but until termination of the Plan, the Company shall at all times make available sufficient Shares to meet the requirements of the Plan. The aggregate number of Shares which may be sold under the Plan may be adjusted to reflect a change in capitalization of the Company, such as a stock dividend or stock split.

         4. GENERAL TERMS OF PURCHASE. Each sale of Shares under the Plan shall be subject to the terms and conditions set forth by the Board in a stock purchase agreement including, but not limited to, purchase price, transferability and resale to the Company.
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         5.      PURCHASE PRICE AND STATED PRICE.  Each stock purchase
agreement shall indicate a Purchase Price per Share (which shall be the price at which the employee shall purchase such Share) and a Stated Price per Share (which shall be determined by the Board). For purposes of the Plan, the difference between the Stated Price per Share and the Purchase Price per Share shall be called the Discount.

         6. METHOD OF PURCHASE. An employee may purchase Shares only by giving written notice to the Company and paying the aggregate purchase price in any one or a combination of cash, personal check or promissory note.

         7. VESTING. Shares sold under the Plan shall be subject to a restriction that such Shares may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of by the employee until such Shares become nonforfeitable. Shares shall become nonforfeitable at a rate of 25% of the Shares purchased for each complete twelve calendar month period the employee has been employed by the Company or related corporation (disregarding any employment with a related corporation before such corporation first became a related corporation to CRABTREE CAPITAL CORPORATION); except that, Shares shall become nonforfeitable on the date an employee retires from the Company or related corporation with the approval of the Board. In the event an employee terminates employment with the Company or related corporation for any reason at a time when any Shares purchased hereunder are forfeitable, the Company shall have the option exercisable within sixty days following the employee's termination to purchase such forfeitable Shares. The option price per Share hereunder to the Company shall be the employee's Purchase Price per Share.

         8. RIGHT OF FIRST REFUSAL. Before any Shares purchased under the Plan may be sold, the owner shall first offer such Shares to the Company for purchase and the Company shall have sixty days to exercise its right to purchase such Shares. The owner shall be entitled to receive an amount equal to the number of Shares to be sold multiplied by the difference between (i) the fair market value of a Share (determined on the date the Company exercises its right to purchase such Shares), and (ii) the Discount. Payment may be in a lump sum or in substantially equal annual or more frequent installments over a period not exceeding five years in the discretion of the Board. If the Board selects a method of deferred payments, the unpaid balance shall earn interest at a rate which is substantially equal to the rate at which the Company could borrow the amount due and shall be secured by a pledge of the Shares purchased or such other adequate security as agreed to by the Company and the owner.

         For purposes of this Paragraph 8, an owner shall include any person who acquires Shares from any other person and for any reason; including, but not limited to, by gift, death or sale.

         Notwithstanding the foregoing, the Company's right under this Paragraph 8 shall expire upon the filing and declaration or ordering of effectiveness of a registration statement relating to Shares purchased under the Plan pursuant to the Securities Act of 1933, as amended.





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         9.      FORFEITURE RESTRICTIONS.  Certificates representing Shares sold under the Plan shall be appropriately legended to reflect the restrictions under the Plan. Upon expiration of any restrictions the employee or his successor shall have the right to surrender such certificates to the Company and receive in exchange certificates without such restriction.

         10. AMENDMENT OR TERMINATION OF THE PLAN. The Board may in its discretion terminate the Plan at any time with respect to any Shares that have not been sold, and may alter or amend the Plan or any part thereof from time to time.

         11. TERM OF PLAN. The Plan shall be effective as of June 29, 1990. Unless terminated under the provisions of Paragraph 10, Shares shall not be sold under the Plan after June 30, 2000.

         12. DELEGATION OF AUTHORITY. The Board may in its discretion appoint a committee (hereinafter referred to as the "Committee") of not less than two directors who shall serve at the pleasure of the Board to administer the Plan. The Board may delegate any authority conferred to the Board by the Plan to the Committee and any determination by the Committee shall be considered determined by the Board.

         13. RIGHTS AS SHAREHOLDER. Upon delivery of any Share to an employee, such employee shall have all of the rights of a shareholder of the Company with respect to such Share, including the right to vote such Share and to receive all dividends or other distributions paid with respect to such Share.

         14. MERGER OR CONSOLIDATION. In the event the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, the surviving corporation shall exchange Shares purchased under the Plan for shares in the surviving corporation. Each share in the surviving corporation that is exchanged for a Share purchased under the Plan shall thereafter be considered purchased under the Plan and shall be subject to the same restrictions that the Share for which it was exchanged was subject. The Purchase Price per Share and the Stated Price per Share of each share in the surviving corporation that is exchanged shall be adjusted so that the aggregate Purchase Price per Share of all Shares that are exchanged is equal to the aggregate Purchase Price per Share of all shares in the surviving corporation that are exchanged, and the aggregate Stated Value per Share of all Shares that are exchanged is equal to the aggregate Stated Value of all shares in the surviving corporation that are exchanged.

         15. EMPLOYMENT RELATIONSHIP. An employee shall be considered to be in the employment of the Company or related corporation as long as he remains an employee of the Company or related corporation. Nothing herein shall confer on any employee the right to continued employment with the Company or related Corporation or affect the right of the Company or related corporation to terminate such employment.





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         16.     WITHHOLDING OF TAX.  To the extent the sale of Shares results in the receipt of compensation by an employee, the Company is authorized to withhold from any other cash compensation then or thereafter payable to such employee any tax required to be withheld by reason of the receipt of compensation resulting from the sale of Shares. Alternatively, the employee may tender a personal check in the amount of tax required to be withheld.





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

                                                                         10/1/90

                          CRABTREE CAPITAL CORPORATION
                       COMMON STOCK VALUATION STATISTICS



                                                 12/31/88         12/31/89          6/30/90       12/31/90(3)
                                                 --------         --------          -------       --------
  EPS undiluted(1)                                 $ .71           $(6.24)          $(6.12)(2)      $( .72)

  Net Book Value Per Share

         -- undiluted                             $16.83           $11.77           $10.47          $12.81

         -- fully diluted                          --              $11.36           $10.88          $13.50



                                                                1990
                                              ---------------------------------------
                                                                       PRICE TO BOOK
                PER SHARE PRICE               PE RATIO                (FULLY DILUTED)
                ---------------               --------                ---------------
                      $30                       (41.67)                      2.22
                       25                       (34.72)                      1.85

                       20                       (27.78)                      1.48

                       15                       (20.83)                      1.11

- ---------------------
(1)      Based on shares outstanding at year-end (not average outstanding)

(2)      Annualized

(3) Projected -- assumes budgeted net income targets are realized and sale of Credit General occurs in 1990.





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                            STOCK PURCHASE AGREEMENT
             CRABTREE CAPITAL CORPORATION 1990 STOCK PURCHASE PLAN


         1. I hereby subscribe for and, upon acceptance, shall purchase 40,000 shares (hereinafter referred to as "Shares") of the Common Stock of CRABTREE CAPITAL CORPORATION (hereinafter referred to as the "Company") at a Purchase Price per Share of $5.00 (Five Dollars and No Cents), subject in all respects to the CRABTREE CAPITAL CORPORATION 1990 STOCK PURCHASE PLAN (hereinafter referred to as the "Plan"). The total purchase price is $200,000.00 (Two Hundred Thousand Dollars and No Cents).

         2. The Stated Value per Share is $25.00 (Twenty-Five Dollars and No Cents). The Discount per Share is $20.00 (Twenty Dollars and No Cents).

         3. I acknowledge that the Shares become nonforfeitable at a rate of 25% of the Shares purchased for each complete twelve calendar month period I have been employed with the Company or related corporation (disregarding any employment as provided in the Plan); except that, Shares become nonforfeitable when I retire with approval of the Company. I agree that if I terminate employment with the Company or related corporation for any reason I (or my executor) will sell any Shares which remain forfeitable to the Company at the Company's option at the Purchase Price per Share indicated in Paragraph 1 above.

         4. I acknowledge that with respect to any Share which is forfeitable in accordance with Paragraph 3 above I may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of such Share.

         5. I acknowledge that with respect to any Share which is purchased under the Plan the Company has a right of first refusal and such right is binding on any person who acquires such Share from any other person and for any reason.

         6. I certify that I am not aware that my purchase or acquisition of Shares constitutes a violation of any federal or state securities law, or any other valid law or regulation, and that I am acquiring these Shares for investment purposes and not for distribution or resale.

         7. I authorize the Company to withhold any taxes due by reason of the purchase or acquisition of any Shares unless this agreement is accompanied by my personal check in the amount of such tax.


                                        By:_____________________________________
                                           Howard D. Adams
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         Received a copy of the foregoing agreement, and the total purchase price and taxes, if applicable, this ______ day of _________________, 199______.

                                        CRABTREE CAPITAL CORPORATION


                                        By:_____________________________________
                                           Its Representative

                         (To be executed in duplicate)





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